Exhibit 99.1

BGC Partners Reports Second Quarter 2015 Financial Results

BGC Generated Record Quarterly Revenues and Post-tax Distributable Earnings

Declares Quarterly Dividend of 14 Cents

BGC’s Results Consolidate those of GFI Group

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - July 29, 2015 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended June 30, 2015. Unless otherwise stated, the financial results and other metrics for the Company’s majority-owned division, GFI Group Inc. (OTC: GFIG) (“GFI Group” or “GFI”), a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets, are consolidated with those of BGC for all periods from March 2, 2015 onward.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	2Q15	2Q14	Change
Revenues for distributable earnings[1]	$684.6	$430.3	59.1%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	77.5	53.0	46.3%
Post-tax distributable earnings	64.6	43.5	48.6%
Adjusted EBITDA[2]	109.1	63.9	70.6%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	669.1	417.2	60.4%
GAAP income from operations before income taxes and noncontrolling interest in subsidiaries	17.3	14.9	15.9%
GAAP net income for fully diluted shares	13.3	11.1	19.4%

Per Share Results	2Q15	2Q14	Change
Pre-tax distributable earnings per share	$0.21	$0.16	31.3%
Post-tax distributable earnings per share	0.18	0.13	38.5%
GAAP net income per fully diluted share	0.04	0.03	33.3%

Management Comments

“BGC’s second quarter post-tax distributable earnings grew by 48.6 percent year-over-year to $64.6 million, while our revenues increased by approximately 59.1 percent to $684.6 million,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This was the fourth consecutive quarter of record profits for the Company, and the third quarter in a row of best-ever revenues. This significant improvement was driven by the addition of GFI, the ongoing success of our Real Estate Services company, Newmark Grubb Knight Frank3, and the continued strong, triple-digit percentage growth of our high margin fully electronic businesses.4 These fully

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings,” for a complete and updated definition of these non-GAAP terms and how, when, and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and “Reconciliation of GAAP Income to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[3]	“Newmark Grubb Knight Frank” is synonymous in this document with “NGKF” or “Real Estate Services.”
[4]

These fully electronic businesses (“e-businesses”) include both BGC’s and GFI’s e-brokered products across rates, credit, and foreign exchange (“FX”), as well as its offerings in market data and software solutions, with the exception of Trayport.

electronic businesses increased their revenues by approximately 182 percent and their pre-tax distributable earnings by over 120 percent. Our record results came despite the stronger U.S. dollar reducing our Financial Services revenues by more than $27 million during the second quarter of 2015.

“This is the first full quarter in which our results include those of GFI. We experienced negligible attrition of GFI’s front office staff, and the integration is progressing smoothly. We remain on target to reduce GFI’s expense run rate by at least $50 million a year by the first quarter of 2016, and we continue to anticipate producing at least $40 million in further annualized cost savings by the first quarter of 2017, for a total of at least $90 million in savings.5 By guaranteeing GFI’s debt, we have substantially improved the credit rating of their bonds and lowered our future interest payments. We have also been able to free up duplicative capital set aside for regulatory and clearing purposes, allowing us to use our balance sheet more efficiently. We continue to plan on completing a full merger of BGC and GFI no later than the first quarter of 2016.

“We are in the midst of the sales process of Trayport and expect to complete the transaction before the end of 2015. Numerous serious parties are participating in the process at a valuation that reflects Trayport’s continuing growth in the year following last year’s proposed transaction, as well as its high margins, leading technology, and strategic importance in the global energy and commodities markets. We expect to exclude the gain on the sale of Trayport from distributable earnings.

“BGC’s Adjusted EBITDA increased by over 70 percent year-on-year during the second quarter. We also expect to receive more than $650 million in additional Nasdaq OMX stock over time,6 which is not reflected on our balance sheet. As these shares are paid, and we complete the sale of Trayport, we expect to have one of the strongest balance sheets in our industry, and we continue to expect to generate robust and growing cash flow. We also expect our financial condition to improve further as we increase the profitability of GFI, continue to grow revenues from our highly profitable fully electronic products, and benefit from the strength of our Real Estate Services business. We therefore anticipate having substantial resources with which to pay dividends, repurchase shares and/or units of BGC, profitably hire, and make accretive acquisitions, all while maintaining or improving our investment grade rating.”

Mr. Lutnick concluded: “I am happy to report that our board declared a 14 cent qualified dividend for the second quarter, which is consistent with the first quarter, but represents an increase of 16.7 percent year-over-year. At yesterday’s closing stock price, this translates into a 6.4 percent annualized yield.”

Shaun D. Lynn, President of BGC, said: “Our overall Financial Services revenues improved by more than 60 percent year-over-year, driven by the acquisitions of GFI, R.P. Martin, and Remate

[5]	This excludes expenses related to GFI’s Trayport business, and excludes the impact of any acquisitions or net increase in headcount due to hires made after the first quarter of 2015.
[6]

See the “Consolidated Balance Sheet” section of this document for the items that make up liquidity. On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX Group, Inc (NASDAQ: NDAQ or “NASDAQ OMX”). For the purposes of this document, the assets sold may be referred to as “eSpeed,” and the fully electronic businesses remaining with BGC may be referred to as “retained.” The value of NDAQ used herein is based on its closing price on July 28, 2015. These NDAQ shares are expected to be received over the next approximately 13 years. Should certain acceleration events occur, including a change of control of NASDAQ OMX, the remaining earn-out outstanding is expected to be paid immediately.

Lince, as well as by strong organic growth from our foreign exchange, energy, and commodities desks. Our pre-tax distributable earnings increased by over 37 percent in Financial Services, driven by higher overall revenue and by the ongoing strength of our fully electronic businesses.

“Our e-businesses increased their quarterly top line by 182.3 percent to $63.7 million, while pre-tax distributable earnings grew by 120.4 percent to $27.2 million, both compared with last year. This improvement in fully electronic revenues was due to strong double-digit percentage organic growth as well as the addition of GFI.

“Our e-businesses have continued to move from strength to strength so far in the third quarter, as revenues for these high margin offerings are up by more than 190 percent year-on-year for the first 17 trading days of July, 2015. The current annualized run-rate for our fully electronic business is over $250 million in revenues and over $100 million in pre-tax distributable earnings. The revenues, profits, and growth of these products are more than double those of eSpeed,7 which we sold in the second quarter of 2013 for over $1.2 billion. The financial results and strong momentum of our e-business also compare favorably to other highly valuable electronic trading platforms that are either publicly-traded or that have recently been sold by other companies.”

Mr. Lynn concluded: “By the time the full merger with GFI has been completed, we expect to have combined all of our fully electronic brokerage, market data, and software solutions products, excluding Trayport, under the FENICS8 brand. FENICS is a highly respected technology company with an excellent reputation across the global capital markets. We believe that the combination of the best aspects of both BGC’s and GFI’s fully electronic platforms will accelerate their overall growth and market penetration through cross-selling, shared technology efficiency, and larger product development teams. We expect our combined FENICS business to be an industry leader as firms across the global capital markets continue to increase their demand for world-class fully electronic trading execution and related technology, as well as for valuable market data.

Barry M. Gosin, Chief Executive Officer of BGC’s Real Estate Services business, added: “Quarterly pre-tax distributable earnings grew by over 93 percent for NGKF, while pre-tax distributable earnings margins expanded by more than 200 basis points. This robust improvement included a 193.2 percent increase in revenues from our higher margin real estate capital markets business and 47.6 percent growth from leasing and other services.

“NGKF’s strong performance was driven by the acquisitions of Cornish & Carey and ARA9 in the third and fourth quarters of 2014, respectively, and by the addition of Computerized Facility Integration in May of 2015. In addition, we generated double-digit percentage organic growth as our brokers continued to win new business, and as we benefited from solid commercial real estate industry fundamentals. Based on historic quarterly seasonality, we remain confident that we will achieve our goal of generating $1 billion in Real Estate Services revenues for the full year 2015, which would represent an increase of more than 35 percent over 2014.”

[7]	eSpeed generated $48.6 million in revenues and $28.5 million in pre-tax profits for BGC in 1H2013.
[8]	FENICS is a subsidiary of GFI Group Inc.
[9]	Apartment Realty Advisors.

Dividend Declaration

On July 27, 2015, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on September 4, 2015 to Class A and Class B common stockholders of record as of August 21, 2015. The ex-dividend date will be August 19, 2015.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the second quarter of 2015 with the year-earlier period. Certain numbers in the tables throughout this document may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues ($ millions)	2Q15	2Q14	Change
Brokerage revenues for distributable earnings	$584.5	$366.5	59.5%
Total distributable earnings revenues	684.6	430.3	59.1%
GAAP brokerage revenues	583.2	364.4	60.0%
GAAP total revenues	669.1	417.2	60.4%

Financial Services Results10

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. The increase in revenues was driven primarily by the addition of GFI, as well as our purchases of R.P. Martin and Remate Lince. Quarterly revenues for Financial Services would have been more than $27 million greater but for the strengthening of the U.S. dollar relative to other major currencies compared with a year earlier.

Financial Services Results for Distributable Earnings ($ millions)	2Q15	2Q14	Change
Rates	$126.3	$104.7	20.7%
Foreign exchange	82.4	49.3	67.2%
Credit	74.2	58.9	25.9%
Energy and commodities	54.8	13.1	316.7%
Equities and other asset classes	54.0	30.5	77.2%

Total brokerage revenues for both distributable earnings and GAAP	391.8	256.5	52.7%
Market data and software solutions, excluding Trayport and net of intra-company eliminations; interest; and other revenue (including Nasdaq OMX earn-out)[11] for distributable earnings	25.5	15.0	69.9%
Trayport, net of intra-company eliminations	17.8	—	NMF

Total revenues for distributable earnings	435.0	271.5	60.2%

Pre-tax distributable earnings	68.4	49.9	37.2%
Pre-tax distributable earnings as a percent of revenues	15.7%	18.4%

Trayport is run as a distinct business, which BGC is expected to sell by the end of 2015. As a result, Trayport’s revenues, net of intra-company eliminations, are shown separately in the above

[10]	See the tables later in this document with “Segment Results” in the titles for more information on BGC’s results by segment.
[11]

In the second quarter of 2015, this line item included market data and software solutions revenues, net of intra-company eliminations and excluding Trayport, of $9.9 million, as well as revenues related to the Nasdaq OMX earn-out of $13.3 million. A year earlier, these figures were $2.2 million and $11.1 million, respectively.

and below tables, while its results are excluded from those of BGC’s fully electronic businesses and from the Company’s calculation of revenue per front office employee later in this document.

Financial Services Results for GAAP ($ millions)	2Q15	2Q14	Change
Total brokerage revenues for both distributable earnings and GAAP	$391.8	$256.5	52.7%
Market data and software solutions, excluding Trayport and net of intra-company eliminations; interest; and other revenue (including Nasdaq OMX earn-out) under GAAP	12.1	3.9	209.0%
Trayport, net of intra-company eliminations	17.8	—	NMF

GAAP total revenues	421.7	260.4	61.9%

GAAP other income (loss), net[12]	(2.1)	1.7	NMF

GAAP income from operations before taxes	53.0	40.5	30.9%
GAAP income from operations before taxes as a percent of revenues	12.6%	15.5%

In the table below, BGC’s fully electronic revenues are broken out from the above Financial Services results. By the time a full merger of BGC and GFI has been completed, these businesses are collectively expected to use the FENICS brand name.

Fully Electronic Revenues in Financial Services (Excluding Trayport) ($ millions)	2Q15	2Q14	Change
Fully electronic brokerage	$40.8	$20.4	100.4%
Market data and software solutions, before intra-company eliminations	22.9	2.2	942.0%

Total fully electronic revenues	63.7	22.6	182.3%

Pre-tax distributable earnings from fully electronic businesses	27.2	12.3	120.4%
Pre-tax distributable earnings from fully electronic businesses as a percent of fully electronic revenues	42.7%	54.7%

In the above table, revenues for market data and software solutions, excluding Trayport and intra-company software and analytics usage, were $9.9 million, an increase of approximately 350 percent year-over-year. Including the $13.0 million of intra-company revenues in the second quarter of 2015, market data and software solutions revenues totaled $22.9 million, a ten-fold increase from a year earlier. As the integration of GFI continues, the Company expects the profitability of its fully electronic businesses to improve.

Real Estate Services Results

The acquisitions of ARA and Cornish & Carey contributed to the dramatic growth of NGKF’s real estate capital markets revenues, while Cornish & Carey also added to the Company’s leasing and other services business. Revenues from Computerized Facility Integration were recorded as part of management services.

[12]	GAAP “other income (loss), net” for the segment included a loss of $2.1 million related to mark-to-market movements and/or hedging associated with the Nasdaq OMX shares, compared with a gain of $1.7 million a year earlier.

Real Estate Services Results for Distributable Earnings ($ millions)	2Q15	2Q14	Change
Leasing and other services for distributable earnings	$131.5	$89.1	47.6%
Real estate capital markets for distributable earnings	61.2	20.9	193.2%

Total real estate brokerage for distributable earnings	192.7	110.0	75.3%
Management services and other revenues for distributable earnings	47.0	39.1	20.2%

Total revenues for distributable earnings	239.7	149.1	60.8%
Pre-tax distributable earnings	29.9	15.5	93.2%
Pre-tax distributable earnings as a percent of revenues	12.5%	10.4%

Real Estate Services Results for GAAP ($ millions)	2Q15	2Q14	Change
GAAP leasing and other services	$130.2	$87.0	49.6%
GAAP real estate capital markets	61.2	20.9	193.2%

Total GAAP real estate brokerage	191.4	107.9	77.4%
GAAP management services and other revenues	47.3	39.1	20.8%

Total GAAP revenues	238.7	147.0	62.3%
GAAP income from operations before taxes	27.0	4.7	475.3%
GAAP income from operations before taxes as a percent of revenues	11.3%	3.2%

Industry wide, commercial real estate brokers tend to be seasonally slowest in the first calendar quarter of the year in terms of revenues and profitability, somewhat sequentially stronger in each of the next two quarters, and then strongest in the fourth calendar quarter.

Consolidated Expenses

Consolidated Expenses ($ millions)	2Q15	2Q14	Change
Compensation and employee benefits for distributable earnings	$426.4	$262.9	62.2%
Non-compensation expenses for distributable earnings	180.7	114.4	57.9%

Total expenses for distributable earnings	607.1	377.3	60.9%
Compensation and employee benefits under GAAP	432.2	264.3	63.5%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	26.2	22.4	17.0%
Non-compensation expenses under GAAP	196.5	115.9	69.5%

Total expenses under GAAP	654.9	402.7	62.6%

Compensation and employee benefits as a percent of revenues for distributable earnings	62.3%	61.1%
Non-compensation expenses as a percent of distributable earnings revenues	26.4%	26.6%
Compensation and employee benefits as a percent of revenues under GAAP	64.6%	63.4%
Non-compensation expenses as a percent of GAAP revenues	29.4%	27.8%

Overall expenses for distributable earnings increased slightly as a percent of revenues, which reflected the impact of acquisitions across a number of line items. The Company expects overall expenses to decline as a percentage of revenues, all else equal, as it achieves its targeted expense reductions.

BGC’s effective tax rate for distributable earnings was unchanged at 15 percent for the second quarter of 2015.

Consolidated Income and Share Count

With respect to BGC’s consolidated results, approximately 33 percent of GFI’s post-tax earnings were attributable to noncontrolling interest in subsidiaries, while the remaining approximately 67 percent were attributable to BGC’s earnings to fully diluted shareholders.

Consolidated Income ($ millions except per share data)	2Q15	2Q14	Change
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	$77.5	$53.0	46.3%
Post-tax distributable earnings	64.6	43.5	48.6%
GAAP income from operations before income taxes	17.3	14.9	15.9%
GAAP net income for fully diluted shares	13.3	11.1	19.4%
Post-tax distributable earnings per fully diluted share	0.18	0.13	38.5%
GAAP net income per fully diluted share	0.04	0.03	33.3%

BGC had a fully diluted weighted average share count of 386.5 million in the second quarter of 2015 for distributable earnings, compared with 366.7 million in the second quarter of 2014. Under GAAP, BGC had a fully diluted weighted average share count of 366.8 million for the second quarter of 2015 and 326.6 million a year earlier. The GAAP share counts were lower because they excluded certain share equivalents in order to avoid anti-dilution. During the quarter, BGC’s $150.0 million of 8.75 percent Convertible Senior Notes, due April 15, 2015, were converted into approximately 24.0 million Class A common shares. This issuance had no impact on BGC’s fully diluted share count for distributable earnings, as the share equivalents were already included.

The share count increased due primarily to issuances related to the acquisitions of Cornish & Carey, ARA, Computerized Facility Integration, and Remate Lince; employee equity-based compensation; and new front-office hires. This was partially offset by the redemption and/or repurchase of 11.9 million shares and/or units at a cost to BGC of $92.6 million, or $7.77 per share or unit over the trailing twelve months ended June 30, 2015.

As of the end of the second quarter of 2015, the Company’s fully diluted share count for distributable earnings was 388.3 million, assuming conversion of BGC’s 4.5 percent Convertible Senior Notes into 16.3 million shares.

Consolidated Balance Sheet

The Company’s balance sheet consolidates that of GFI, and reflects the impact of acquisition accounting across various line items.

As of June 30, 2015, the Company’s liquidity,13 which it defines as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes, was $396.5 million; notes payable and collateralized borrowings were $841.2 million; book value per common share

[13]

The Company’s calculation for liquidity as of December 31, 2014, included the 17.1 million shares of GFIG that BGC and its affiliates owned at the time, although the Company and its affiliates did not and do not intend to sell these shares. “Marketable securities” are excluded from liquidity in certain periods, to the extent that they have been financed.

was $2.20; and total capital, which BGC Partners defines as “redeemable partnership interest,” “redeemable noncontrolling interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $1,130.3 million. In comparison, as of December 31, 2014, the Company’s liquidity was $825.5 million; notes payable, collateralized borrowings, and notes payable to related parties were $706.7 million; book value per common share was $1.83; and total capital was $641.4 million.

The changes in BGC’s liquidity since year-end 2014 were primarily related to cash used to purchase a controlling interest in GFI; as well to acquire ARA and Computerized Facility Integration. The change in liquidity was also due to the redemption and/or repurchase of 1.1 million shares and/or units in the first half of 2015 at a cost of $9.0 million or $8.11 per share or unit, as well as a previously disclosed legal settlement.

Front Office Statistics14

Revenue-Generating Headcount Data (period end)	2Q15	2Q14	Change
Financial Services	2,543	1,519	67%
NGKF	1,308	879	49%

Total	3,851	2,398	61%

Revenue Per Broker/Salesperson (period average in thousands)	2Q15	2Q14	Change
Financial Services for distributable earnings	$157	$172	(9)%
NGKF for distributable earnings	$149	$125	19%

Total company for distributable earnings	$154	$155	(1)%

Financial Services under GAAP	$157	$172	(9)%
NGKF under GAAP	$148	$123	20%

Total company under GAAP	$154	$155	(1)%

Historically, BGC’s revenue per front office employee has generally fallen immediately after a large acquisition. As the integration of GFI continues, and as more voice and hybrid revenue is converted to more profitable fully electronic trading, the Company expects Financial Services broker productivity to grow.

Third Quarter 2015 Outlook Compared with Third Quarter 2014 Results

•	The Company expects to produce its fourth consecutive record quarter of distributable earnings revenues and its fifth quarter in a row of record pre-tax distributable earnings.

•	BGC anticipates distributable earnings revenues to increase by between approximately 51 percent and 61 percent and to be between $680 million to $725 million, compared with $449.8 million.

•	The Company expects pre-tax distributable earnings to increase by between approximately 22 percent and 44 percent and to be in the range of $80 million to $95 million, versus $65.8 million.

[14]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services calculations in the above table include segment revenues from “total brokerage revenues,” “market data,” and “software solutions,” but exclude Trayport’s revenues and salespeople. The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.

•	BGC anticipates its effective tax rate for distributable earnings to remain approximately 15 percent.[15]

The Company’s outlook for revenues would have been approximately $22 million higher but for the strengthening of the U.S. dollar compared with a year earlier.

With respect to the Company’s consolidated results, approximately 33 percent of GFI’s post-tax distributable earnings are expected to be attributable to noncontrolling interest in subsidiaries, while the remaining approximately 67 percent are expected to be attributable to BGC’s fully diluted shareholders.

BGC intends to update its consolidated third quarter guidance by the end of September, 2015.

Differences between Consolidated Results for Distributable Earnings and GAAP

In the second quarter of 2015, distributable earnings revenues in Financial Services included $13.3 million related to the Nasdaq OMX earn-out and associated mark-to-market movements and/or hedging. In the same period, the Nasdaq OMX earn-out did not impact GAAP revenues. However, GAAP “other income (loss), net” for the segment included a loss of $2.1 million related to mark-to-market movements and/or hedging associated with the Nasdaq OMX shares. A non-cash gain of $0.8 million related to BGC’s investments under the equity method were also included as part of “other income (loss), net” for corporate items under GAAP but were excluded for distributable earnings in the second quarter of 2015. A year earlier, the corresponding figure was a loss of $1.3 million. An additional $3.2 million and $0.3 million in other gains with respect to “acquisitions, dispositions, and resolutions of litigation” were included in GAAP “other income (loss), net” and GAAP “other revenues”, respectively, but excluded for distributable earnings purposes.

In the second quarter of 2014, distributable earnings revenues included $11.1 million related to the Nasdaq OMX earn-out and/or associated hedging transactions and mark-to-market movements. Under GAAP, there was no such impact on revenue, although a gain of $1.7 million related to mark-to-market movements and/or hedging associated with the Nasdaq OMX shares was recognized for the same period as part of “other income (loss), net.”

Second quarter 2015 and second quarter 2014 Real Estate Services brokerage revenues for distributable earnings include the collection of $1.3 million and $2.1 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Second quarter 2015 consolidated compensation and employee benefits for distributable earnings also includes a charge of $0.8 million related to these Real Estate Services receivables, versus a negligible amount a year earlier. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

[15]	Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the third quarter of 2015, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $3.0 million while the post-tax interest expense is expected to be $2.6 million, and the associated weighted-average share count is expected to be 16.3 million, all based on distributable earnings.

The difference between second quarter 2015 compensation expenses as calculated for GAAP and distributable earnings consisted of $26.2 million in non-cash, non-dilutive charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs. A year earlier, these charges totaled $22.4 million. Additionally, $6.6 million of GAAP compensation charges related to restructuring were excluded from distributable earnings in the second quarter of 2015. A year earlier, $1.4 million of non-cash, non-dilutive GAAP compensation charges were excluded from distributable earnings.

The difference between non-compensation expenses in the second quarter of 2015 as calculated for GAAP and distributable earnings was due to $15.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, non-economic items. These expenses were primarily related to non-cash impairment charges.

The difference between non-compensation expenses for distributable earnings and under GAAP in the second quarter of 2014 was due to $1.5 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, non-economic items.

For the second quarters of 2015 and 2014, distributable earnings per share calculations included 19.7 million and 40.1 million, respectively, of weighted-average shares related to BGC’s Convertible Senior Notes but excluded the associated interest expense, net of tax, of $3.0 million and $5.3 million, respectively, for each period. BGC’s GAAP earnings per share calculation for both periods exclude certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Conference Call and Investor Presentation

BGC and GFI will host a conference call today, July 29, 2015, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing BGC’s consolidated distributable earnings results, will be accessible via the following:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://www.bgcpartners.com/news-centre/press-releases (PDF only)

WHO:	BGC Partners, Inc. (NASDAQ: BGCP) and GFI Group Inc. (OTC: GFIG)
WHAT:	Second Quarter 2015 financial results conference call
WHEN:	Wednesday, July 29, 2015 at 10:00 a.m. ET
WHERE:	The “Investor Relations” section at http://www.bgcpartners.com
HOW:	A listing of minimum system requirement can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

An audio replay of the conference call is expected to be accessible at the “Investor Relations” section of http://www.bgcpartners.com within 24 hours of the live call for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	07/29/2015 10:00 a.m. ET
U.S. Dial In:	1 (888) 895-5271
International Dial In:	(+1) (847) 619-6547
Passcode:	40183619

REPLAY:

Available From – To:	07/29/2015 12:30 p.m. ET – 08/05/2015 11:59 p.m. ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	40183619#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.‘s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the Nasdaq OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because Nasdaq OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs may be granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, investors should use adjusted EBITDA in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, BGC offers a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Trayport is a trademark or registered trademark of Trayport Limited and/or its affiliates. FENICS and FENICS.COM are trademarks or registered trademarks of FENICS Software Inc. and/or its affiliates.

About GFI Group Inc.

GFI is majority-owned by, and operates as a division of, BGC Partners, Inc. GFI Group Inc. is a leading intermediary in the global OTC and Listed markets offering an array of sophisticated trading technologies and products to a broad range of financial market participants. More than 2,500 institutional clients benefit from GFI’s know-how and experience in operating electronic and hybrid markets for cash and derivative products across multiple asset classes, including fixed income, interest rates, foreign exchange, equities, energy and commodities. GFI’s brands include Trayport, a leading provider of trading solutions for energy markets worldwide and FENICS, a market leader in FX options software.

Founded in 1987 and headquartered in New York, GFI employs over 1,900 people globally, with additional offices in London, Paris, Brussels, Nyon, Dublin, Madrid, Sugar Land (TX), Hong Kong, Tel Aviv, Dubai, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Bogota, Buenos Aires, Lima and Mexico City.

Discussion of Forward-Looking Statements About BGC Partners and GFI

Statements in this document regarding BGC’s and GFI’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC and GFI undertake no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s and GFI’s respective Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in their respective public filings, including their most recent Forms 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$364,013	$648,277
Cash segregated under regulatory requirements	8,435	12,144
Securities owned	32,467	32,508
Securities borrowed	237	62,736
Marketable securities	48,278	144,719
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	1,119,812	640,761
Accrued commissions receivable, net	384,858	292,050
Loans, forgivable loans and other receivables from employees and partners, net	174,843	130,775
Fixed assets, net	147,261	112,020
Investments	33,233	17,392
Goodwill	933,579	392,570
Other intangible assets, net	337,189	27,980
Receivables from related parties	11,054	8,864
Other assets	376,467	228,331

Total assets	$3,971,726	$2,751,127

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$50,000	$—
Accrued compensation	318,086	231,679
Securities loaned	47,792	—
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	977,635	646,169
Payables to related parties	38,873	23,326
Accounts payable, accrued and other liabilities	567,863	501,830
Notes payable and collateralized borrowings	841,200	556,700
Notes payable to related parties	—	150,000

Total liabilities	2,841,449	2,109,704
Redeemable partnership interest	58,976	59,501
Redeemable noncontrolling interest	345,338	—
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 249,681 and 220,217 shares issued at June 30, 2015 and December 31, 2014, respectively; and 213,656 and 185,108 shares outstanding at June 30, 2015 and December 31, 2014, respectively	2,497	2,202
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at June 30, 2015 and December 31, 2014, convertible into Class A common stock	348	348
Additional paid-in capital	1,018,902	817,158
Contingent Class A common stock	54,481	47,383
Treasury stock, at cost: 36,025 and 35,109 shares of Class A common stock at June 30, 2015 and December 31, 2014, respectively	(206,767)	(200,958)
Retained deficit	(306,513)	(268,920)
Accumulated other comprehensive income (loss)	(16,252)	4,303

Total stockholders’ equity	546,696	401,516
Noncontrolling interest in subsidiaries	179,267	180,406

Total equity	725,963	581,922

Total liabilities, redeemable partnership interest and equity	$3,971,726	$2,751,127

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Commissions	$487,810	$291,666	$903,093	$595,264
Principal transactions	95,349	72,751	165,117	152,258

Total brokerage revenues	583,159	364,417	1,068,210	747,522
Real estate management services	46,528	39,020	87,130	78,846
Fees from related parties	6,095	7,967	12,701	14,999
Market data and software solutions	27,693	2,195	39,220	4,530
Interest income	3,161	1,925	4,866	3,997
Other revenues	2,495	1,678	4,571	12,097

Total revenues	669,131	417,202	1,216,698	861,991

Expenses:
Compensation and employee benefits	432,176	264,318	778,989	539,617
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	26,200	22,402	63,254	53,725

Total compensation and employee benefits	458,376	286,720	842,243	593,342
Occupancy and equipment	63,108	35,701	106,073	76,622
Fees to related parties	4,121	2,133	8,688	3,940
Professional and consulting fees	14,331	10,156	37,383	21,245
Communications	32,110	21,312	57,047	41,770
Selling and promotion	26,763	18,255	47,239	36,280
Commissions and floor brokerage	10,473	5,575	16,751	9,781
Interest expense	18,439	9,230	34,341	18,565
Other expenses	27,179	13,584	48,220	30,166

Total non-compensation expenses	196,524	115,946	355,742	238,369

Total expenses	654,900	402,666	1,197,985	831,711

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	894	—	679	—
Gains (losses) on equity method investments	833	(1,288)	1,636	(3,563)
Other income (loss)	1,331	1,667	32,531	(556)

Total other income (losses), net	3,058	379	34,846	(4,119)

Income from operations before income taxes	17,289	14,915	53,559	26,161
Provision for income taxes	2,272	3,600	12,318	4,344

Consolidated net income	$15,017	$11,315	$41,241	$21,817

Less: Net income attributable to noncontrolling interest in subsidiaries	5,670	3,714	17,839	6,208

Net income available to common stockholders	$9,347	$7,601	$23,402	$15,609

Per share data:
Basic earnings per share
Net income available to common stockholders	$9,347	$7,601	$23,402	$15,609

Basic earnings per share	$0.04	$0.03	$0.10	$0.07

Basic weighted-average shares of common stock outstanding	244,862	220,770	233,504	220,689

Fully diluted earnings per share
Net income for fully diluted shares	$13,256	$11,105	$33,997	$22,663

Fully diluted earnings per share	$0.04	$0.03	$0.10	$0.07

Fully diluted weighted-average shares of common stock outstanding	366,774	326,586	352,707	324,300

Dividends declared per share of common stock	$0.14	$0.12	$0.26	$0.24

Dividends declared and paid per share of common stock	$0.14	$0.12	$0.26	$0.24

BGC PARTNERS, INC.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q2 2015	Q2 2014
Revenues:
Brokerage revenues:
Rates	$126,346	$104,677
Foreign exchange	82,404	49,279
Credit	74,194	58,923
Equities and other asset classes	54,001	30,483
Energy and commodities	54,815	13,154
Leasing and other services (a)	131,524	89,088
Real estate capital markets	61,178	20,866

Total brokerage revenues	584,462	366,470
Market data and software solutions	27,693	2,195
Real estate management services	46,528	39,020
Fees from related parties, interest and other revenues (b)	25,908	22,626

Total revenues	684,591	430,311

Expenses:
Compensation and employee benefits (c)	426,414	262,880
Other expenses (d)	180,652	114,433

Total expenses	607,067	377,313

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$77,524	$52,997

Noncontrolling interest in subsidiaries (e)	1,248	1,540
Provision for income taxes	11,629	7,950

Post-tax distributable earnings to fully diluted shareholders	$64,647	$43,508

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.21	$0.16

Fully diluted post-tax distributable earnings per share (f)	$0.18	$0.13

Fully diluted weighted-average shares of common stock outstanding	386,469	366,674

Total revenues	$684,591	$430,311

Total compensation expense	$426,414	$262,880

Compensation expense as a percent of revenues	62.3%	61.1%

Non-compensation expense as a percent of revenues	26.4%	26.6%

Pre-tax distributable earnings margins (on distributable earnings revenues)	11.3%	12.3%

Post-tax distributable earnings margins (on distributable earnings revenues)	9.4%	10.1%

Effective tax rate	15.0%	15.0%

Notes and Assumptions

(a)	Real estate brokerage revenue includes $1.3 million and $2.1 million in Q2 2015 and Q2 2014, respectively, of revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q2 2015 and Q2 2014 includes $13.3 million and $11.1 million, respectively, of earn-out revenue and the related mark-to-market movements and/or hedging of shares associated with the NASDAQ OMX transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and/or resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge), GFI Group Inc., and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2015 and 2014 include 19.7 million and 40.1 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q2 2015	Q2 2014
GAAP Revenue	$669,131	$417,202

Plus: Other Income (losses), net	3,058	379

Adjusted GAAP	672,189	417,581

Adjustments:
NASDAQ OMX Earn-out Revenue (1)	15,418	9,389
Revenue with respect to acquisitions, dispositions, resolutions of litigation, and other	(3,485)	—
Non-cash (gains) losses related to equity investments	(833)	1,288
Real Estate purchased revenue	1,303	2,053

Distributable Earnings Revenue	$684,591	$430,311

(1)	Q2 2015 and Q2 2014 revenues related to the NASDAQ OMX earn-out shares were $(2.1) million and $1.7 million for GAAP and $13.3 million and $11.1 million for distributable earnings, respectively.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q2 2015	Q2 2014
GAAP income before income taxes	$17,289	$14,915
Pre-tax adjustments:
Non-cash (gains) losses related to equity investments, net	(833)	1,288
Real Estate purchased revenue, net of compensation and other expenses (a)	3,089	2,206
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	26,200	22,402
NASDAQ OMX earn-out revenue (b)	15,418	9,389
Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, and other non-cash, non-dilutive, non-economic items (c)	16,362	2,798

Total pre-tax adjustments	60,235	38,083
Pre-tax distributable earnings	$77,524	$52,997

GAAP net income available to common stockholders	$9,347	$7,601
Allocation of net income to noncontrolling interest in subsidiaries	4,422	2,174
Total pre-tax adjustments (from above)	60,235	38,083
Income tax adjustment to reflect effective tax rate	(9,357)	(4,350)

Post-tax distributable earnings	$64,647	$43,508

Pre-tax distributable earnings per share (d)	$0.21	$0.16

Post-tax distributable earnings per share (d)	$0.18	$0.13

Fully diluted weighted-average shares of common stock outstanding	386,469	366,674

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the second quarter of 2015 and 2014 includes $15.4 million and $9.4 million, respectively, of adjustments associated with the NASDAQ OMX transaction. For Q2 2015 and Q2 2014 the revenues related to the NASDAQ OMX earn-outs were $(2.1) million and $1.7 million for GAAP and $13.3 million and $11.1 million for distributable earnings, respectively.
(c)	The Q2 2015 adjustment includes $13.2 million of GAAP impairment charges which were excluded from distributable earnings.
(d)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, which matured and were converted into 24.0 million Class A common shares in Q2 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended June 30, 2015 and 2014 include 19.7 million and 40.1 million of additional shares, respectively, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Segment Disclosure - Q2 2015 vs Q2 2014

($ in thousands)

(unaudited)

Q2 2015
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$435,041	$239,735	$9,815	$684,591	$(15,460)	$669,131
Total expenses	366,636	209,866	30,565	607,067	47,833	654,900
Total other income (losses), net (1)	—	—	—	—	3,058	3,058

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$68,405	$29,869	$(20,750)	$77,524	$(60,235)	$17,289

Pre-tax margin	15.7%	12.5%	NMF	11.3%

Q2 2014
	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$271,500	$149,092	$9,719	$430,311	$(13,109)	$417,202
Total expenses	221,630	133,629	22,053	377,313	25,353	402,666
Total other income (losses), net (4)	—	—	—	—	379	379

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$49,870	$15,463	$(12,334)	$52,997	$(38,083)	$14,915

Pre-tax margin	18.4%	10.4%	NMF	12.3%

(1)	For the three months ended June 30, 2015, total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $(2.1) million on the Financial Services NASDAQ earnout shares, Corporate gains on equity method investments of $0.8 million, Corporate gains on divestitures and sale of investments of $0.9 million, and $3.4 million of Corporate other income.
(2)	For the three months ended June 30, 2015, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $13.3 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the three months ended June 30, 2015, the Real Estate Services segment income (loss) from operations before income taxes includes $0.5 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	For the three months ended June 30, 2014, total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $1.7 million on the Financial Services NASDAQ earnout shares, partially offset by the Corporate losses on equity method investments of $1.3 million.
(5)	For the three months ended June 30, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $11.1 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the three months ended June 30, 2014, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $2.1 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

Reconciliation of GAAP Income to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q2 2015	Q2 2014
GAAP Income from continuing operations before income taxes	$17,289	$14,915
Add back:
Employee loan amortization	11,695	7,194
Interest expense	18,439	9,230
Fixed asset depreciation and intangible asset amortization	23,684	10,789
Impairment of fixed assets	13,195	474
Exchangeability charges (1)	25,581	20,041
(Gains) losses on equity investments	(833)	1,288

Adjusted EBITDA	$109,050	$63,931

Pre-Tax distributable earnings	$77,524	$52,997

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC PARTNERS, INC. Quarterly Market Activity Report (Includes GFI Data from 2Q2015 Onward)

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

				% Change	% Change
	2Q14	1Q15	2Q15	Q2’15 vs. Q2’14	Q2’15 vs. Q1’15
Notional Volume (in $US billions)
Fully Electronic Rates*	792	1,248	1,290	62.9%	3.4%
Fully Electronic FX**	2,459	3,910	3,801	54.6%	(2.8%)
Fully Electronic Credit**	288	485	795	176.5%	64.1%
Fully Electronic Equities & Other**	0	0	0	NMF	NMF

Total Fully Electronic Volume	3,538	5,643	5,886	66.4%	4.3%

HYBRID***
Total Hybrid Volume	37,486	26,641	39,914	6.5%	49.8%

Total Hybrid & Fully Electronic Volume	41,024	32,284	45,800	11.6%	41.9%

Transaction Count
Fully Electronic Rates*	53,890	77,590	87,574	62.5%	12.9%
Fully Electronic FX**	2,047,010	3,644,732	3,445,544	68.3%	(5.5%)
Fully Electronic Credit**	20,506	30,062	56,807	177.0%	89.0%
Fully Electronic Equities & Other**	41	4	43	NMF	NMF

Total Fully Electronic Transactions	2,121,447	3,752,388	3,589,968	69.2%	(4.3%)

HYBRID
Total Hybrid Transactions	659,057	596,968	901,021	36.7%	50.9%

Total Hybrid and Fully Electronic Transactions	2,780,504	4,349,356	4,490,989	61.5%	3.3%

Trading Days	63	61	63

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).
***	Defined as volume from Hybrid transactions conducted by brokers of the Company, exclusive of voice-only transactions.

BGC and GFI Media Contact:

Karen Laureano-Rikardsen +1 212-829-4975

BGC and GFI Investor Contacts:

Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987